Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Closes its Private Placement of an Additional
$110.0 Million of its 6.375% Senior Notes due 2021

MECHANICSBURG, PENNSYLVANIA — March 11, 2014 — Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that Select Medical Corporation (“Select”) has completed its private placement of $110.0 million in aggregate principal amount of its 6.375% senior notes due 2021 (the “Additional Notes”) as additional notes under the indenture pursuant to which it previously issued $600.0 million of 6.375% senior notes due 2021.

Select intends to use the net proceeds of the offering of the Additional Notes, together with cash on hand, to repurchase 10,000,000 shares of Holdings’ common stock from Welsh, Carson, Anderson & Stowe IX, L.P. and WCAS Capital Partners IV, L.P. at a price of $10.95 per share for an aggregate purchase price of $109.5 million and to pay related fees and expenses.

The Additional Notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Additional Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the Additional Notes, nor a solicitation for an offer to purchase the Additional Notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the Additional Notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Contact:

Investor inquiries:

Joel T. Veit

Senior Vice President & Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation